Exhibit 99.1

LCH.Clearnet SA and NYSE Euronext
enter into long-term agreement for clearing of continental derivatives
- New clearing agreement introduces increased cooperation that supports product innovation while maintaining market stability -

Amsterdam, Brussels, Paris, Lisbon, 17 October 2013 – LCH.Clearnet SA, the Paris-based clearing house of LCH.Clearnet Group Ltd, and NYSE Euronext today announced they have signed a new five-year contract for LCH.Clearnet SA to clear NYSE Euronext’s continental listed derivatives until December 2018. It replaces the current clearing services terms and contract, which were due to expire on 31 March 2014.

The agreement allows customers to maintain their existing trading and clearing connectivity and infrastructure, while enjoying high service quality and quicker, more responsive, customer-driven innovation. This will be achieved through significantly enhanced cooperation and coordination between both parties, embedded in a new agreement shaped by new commercial and governance terms.

Christophe Hémon, Chief Executive of LCH.Clearnet SA, said: “Stability is important for our members in this evolving regulatory environment and we are delighted to continue clearing  NYSE Euronext’s continental European derivatives business. Our new agreement will provide continuity, while allowing us to work more closely with NYSE Euronext to improve service for customers, and continue to offer industry leading risk management capabilities in a secure and highly regulated environment."

Roland Bellegarde, Group EVP for European Equities and Equity derivatives at NYSE Euronext, added: “This is a long-term commitment that means our customers can both maintain and invest in their infrastructure with certainty, accessing a robust, well-regulated clearing house within the Eurozone. The new terms pave the way for even closer cooperation between LCH.Clearnet and NYSE Euronext, which will allow us to bring new trading and clearing products and services to market responsively, quickly and in a safe environment, helping our customers to cope with the current and future challenges of regulation in derivatives.”

He added: “This new contract is a key milestone in the ongoing dialogue with European regulators and policymakers to ensure that new legislation and regulatory standards that may be implemented deliver systemically safer and better risk-managed markets, and continue to allow innovation, investment and competition in Europe’s market infrastructure.”

Contacts:

LCH.Clearnet
Kamyar Naficy - kamyar.naficy@lchclearnet.com - +44 (0)20 7426 3787

NYSE Euronext
Caroline Tourrier - ctourrier@nyx.com - +33 (0)1 49 27 10 82

About LCH. Clearnet
The LCH.Clearnet Group is a leading multi-asset class and multi-national clearing house, serving major exchanges and platforms as well as a range of OTC markets.
LCH.Clearnet’s world-class risk management framework provides exceptional levels of protection to international markets, as has been proven through the management of recent defaults. As demand for robust clearing services continues to grow, LCH.Clearnet is committed to achieving the highest standards of risk management across all asset classes cleared.
LCH.Clearnet is majority owned by London Stock Exchange Group (LSE.L), a diversified international exchange group that sits at the heart of the world's financial community.
For more information on LCH.Clearnet visit www.lchclearnet.com/media_centre.

About NYSE Euronext
NYSE Euronext (NYX) is a leading global operator of financial markets and provider of innovative trading technologies. The company's exchanges in Europe and the United States trade equities, futures, options, fixed-income and exchange-traded products. With approximately 8,000 listed issues (excluding European Structured Products), NYSE Euronext's equities markets - the New York Stock Exchange, NYSE Euronext, NYSE MKT, NYSE Alternext and NYSE Arca - represent one-third of the world’s equities trading, the most liquidity of any global exchange group. NYSE Euronext also operates NYSE Liffe, one of the leading European derivatives businesses and the world's second-largest derivatives business by value of trading. The company offers comprehensive commercial technology, connectivity and market data products and services through NYSE Technologies. NYSE Euronext is in the S&P 500 index. For more information, please visit: http://www.nyx.com.

Disclaimer
None of the information contained in this press release constitutes an offer, solicitation or recommendation to acquire or dispose of any security or investment or to engage in any other transaction or to provide legal, tax, accounting or investment advice or services regarding the suitability or profitability of any security or investment. The creation of rights and obligations in respect of financial products that are traded on the exchanges operated by NYSE Euronext’s subsidiaries shall depend solely on the applicable rules of the market operator. NYSE Euronext offers no view on whether investments are appropriate for you  and recommends you obtain independent advice in respect of such investments. Persons wishing to trade products available on NYSE Euronext markets or wishing to offer such products to third parties (whether by way of admission to listing and/or trading of products, or otherwise) are advised, before doing so, to check their legal and regulatory position in the relevant territory and to understand the related risks. NYSE Euronext does not make any recommendations regarding the merit of any company, security or other financial product or investment identified in this press release. Similarly, NYSE Euronext does not make any recommendation regarding the purchase or sale of any company, security, financial product or investment, endorsed or sponsored by any company identified in this press release. This press release is not intended to be, and shall not constitute in any way a binding or legal agreement, or impose any legal obligation or duty on NYSE Euronext or any of its affiliates. This press release speaks only as of this date. NYSE Euronext disclaims any duty to update the information herein. NYSE Euronext refers to NYSE Euronext and its affiliates and references to NYSE Euronext in this publication include each and any such company as the context dictates. NYSE Euronext, New York Stock Exchange, NYSE MKT, NYSE Alternext, EnterNext, NYSE Arca and NYSE Liffe are registered marks of NYSE Euronext. © 2013, NYSE Euronext – All rights reserved.